Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

H. P. Mechler

Senior VP & CFO

281-490-9652

Imperial Sugar Updates Port Wentworth Bulk Production Date

Sugar Land, TX—(April 29, 2009) - The Imperial Sugar Company (NASDAQ:IPSU) announced that it now expects to commence production of granulated bulk sugar at its Port Wentworth, Georgia refinery in mid June. The Company continues to project the complete restoration of the packaging capabilities by the fall of 2009. The Georgia facility, which was extensively damaged in an industrial accident in February 2008, is in the process of a reconstruction project with an estimated cost of $200 million to $220 million.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding Port Wentworth construction costs, timelines and operational restart dates, future market prices and margins, future expenses and liabilities arising from the Port Wentworth incident, future insurance recoveries, future actions regarding the Louisiana Sugar Refinery, LLC venture, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, but are not limited to, market factors, farm and trade policy, results of damaged equipment inspections, unforeseen engineering, construction and equipment delays, results of insurance negotiations, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.